UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14C-101)
INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
SECURITIES EXCHANGE ACT OF 1934

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NZCH Corporation
(Name of Registrant as Specified In Its Charter)

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NZCH CORPORATION
450 PARK AVENUE, 29th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To Our Stockholders:
This Information Statement is first being mailed on or about December 15, 2016 to the holders of record of the outstanding common stock (the “Common Stock”) of NZCH Corporation, a Nevada corporation (formerly Zap.Com Corporation, “NZCH,” the “Company,” “we,” “us,” or “our”), as of the close of business on December 1, 2016 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consent in lieu of a meeting, dated December 15, 2016 (the “Written Consent”), by HRG Group, Inc., a Delaware corporation and the owner of a majority of our outstanding shares of Common Stock as of the Record Date (the “Majority Stockholder” or “HRG”).
The Written Consent:
1.will approve the re-election of Omar M. Asali as a Class I director for the term expiring in the year 2019; and
2.will ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2016 (“Fiscal 2016”).
The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the Nevada Revised Statutes and our Second Amended and Restated Bylaws (the “Bylaws”) to approve the actions described herein. Accordingly, the matters addressed in the Written Consent are not presently being submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the actions taken by the Written Consent and which are described herein, will take effect twenty (20) days after the date on which this Information Statement has been first mailed to our stockholders.
PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(c) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14(c).

By Order of the Board of Directors,
/s/ Omar M. Asali
Omar M. Asali
Chief Executive Officer, President and
Chairman of the Board of Directors

New York, New York
December 15, 2016

NZCH CORPORATION
450 PARK AVENUE, 29th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
GENERAL INFORMATION ABOUT THE INFORMATION STATEMENT
To Our Stockholders:
This Information Statement is being first mailed on or about December 15, 2016 to stockholders of the Company by the Board of Directors of the Company (the “Board”) to provide material information regarding corporate actions that will be approved by the Written Consent of the Majority Stockholder.
Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to our Acting Chief Financial Officer at the Company’s principal executive offices at the address specified above.
PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.
The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.
The Company’s principal executive offices are located at 450 Park Avenue, 29th Floor, New York, New York, 10022.  The Company’s main telephone number is (212) 906-8555. Additional information regarding the Company is included in our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2015 (“Fiscal 2015”) and other documents filed with the Securities and Exchange Commission (the “SEC”), which is located at 100 F. Street, N.E., Washington D.C. 20549. The Company will furnish a copy of the Annual Report (excluding exhibits, except those that are specifically requested) without charge to any of its stockholders who so request by writing to our Acting Chief Financial Officer at the Company’s principal executive offices specified above. These documents are also available online with the SEC’s Electronic Data Gathering Analysis and Retrieval system (or “EDGAR”) at www.sec.gov/edgar, and, together with an electronic copy of this Information Statement, on the Internet site of the Majority Stockholder at www.hrggroup.com, under the heading “Investor Relations” and “Annual Meeting and Materials.”

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS
Under the Nevada Revised Statutes and the Company’s Bylaws, any action required or permitted to be taken at a meeting of the stockholders of a Nevada corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of the Corporation. The approval, therefore, of the (1) re-election of our Class I director and (2) ratification of the appointment of our independent registered public accounting firm may be passed solely with the affirmative vote or written consent of a majority of our stockholders.
On the Record Date, the Company had 50,004,474 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

CONSENTING STOCKHOLDER
On the Record Date, the Majority Stockholder, being the record holder of 49,500,623 shares, of our Common Stock, constituting approximately 99.0% of the issued and outstanding shares of our Common Stock, consented in writing to (1) re-elect our Class I director and (2) ratify the appointment of our independent registered public accounting firm (collectively, the “Stockholder Actions”).
We are not seeking a vote or written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the foregoing Stockholder Actions. All necessary corporate approvals have been obtained. This Information Statement is being furnished solely for the purposes of advising stockholders of the actions taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.
As the Stockholder Actions were be taken by Written Consent, there will be no stockholders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders. Questions may be directed to representatives of our independent accountants in writing in care of our Acting Chief Financial Officer at the address of our principal executive offices set forth above.

DISSENTER’S RIGHTS
Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the Stockholder Actions.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON
Other than as a result of incumbency or their direct or indirect interest as a stockholder of the Company, to our knowledge, none of our officers or directors has any substantial interest, direct or indirect, in any of the Stockholder Actions. None of our directors opposed the actions taken by the Company.

INFORMATION ABOUT THE DIRECTORS
Nominees for Election as Directors
Class I Director — Nominee — Three Year Term Expiring 2019
Omar M. Asali, age 46, has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since March 2015 and as a director of the Company since June 2011. He has served as a director of HRG, the Company’s majority stockholder, since May 2011, as its Acting President since June 2011, as its President effective as of October 2011 and as its Chief Executive Officer since March 2015. Mr. Asali is responsible for overseeing the day-to-day activities of HRG, including M&A activity and overall business strategy for HRG and HRG’s underlying subsidiaries. Mr. Asali has been directly involved in all of HRG’s acquisitions across all sectors, and he is actively involved in HRG’s management and investment activities. As previously reported by HRG, Mr. Asali plans to leave HRG in the second half of HRG’s 2017 fiscal year. Mr. Asali is also the Vice Chairman of the board of Spectrum Brands Holdings, Inc. (“Spectrum Brands”), a director of Fidelity & Guaranty Life (“FGL”) and Front Street Re (Cayman), Ltd., each of which is a subsidiary of HRG. Prior to becoming President of HRG, Mr. Asali was a Managing Director and Head of Global Strategy of Harbinger Capital Partners LLC (“Harbinger Capital”). Prior to joining Harbinger Capital in 2009, Mr. Asali was the co-head of Goldman Sachs Hedge Fund Strategies (“Goldman Sachs HFS”) where he helped manage approximately $25 billion of capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at Goldman Sachs HFS. Before joining Goldman Sachs HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, providing M&A and strategic advisory services to clients in the High Technology Group. Mr. Asali previously worked at Capital Guidance, a boutique private equity firm. Mr. Asali began his career working for a public accounting firm. Mr. Asali received an MBA from Columbia Business School and a B.S. in Accounting from Virginia Tech. None of the companies Mr. Asali worked with before joining Harbinger Capital is an affiliate of the Company. We nominated Mr. Asali to our board due to his extensive merger and acquisition, capital market and financial experience.
Continuing Directors
Class II Director — Term Expiring in the Year 2017
John McKeown, age 53, has been the Treasurer, Senior Vice President and a director of the Company since July 2015. Mr. McKeown has served as Treasurer and Senior Vice President, Financial Planning and Analysis of HRG, the Company’s majority stockholder, since October 2014 and had previously served as Treasurer and Vice President, Financial Planning and Analysis from July 2013 to October 2014. From March 2012 to March 2013, Mr. McKeown served as Vice President of Financial Planning and Analysis at Frontier Communications. From June 1995 to March 2012, he worked for Reader’s Digest Association, Inc. (“Reader’s Digest”), where he held a progression of financial positions, both in the US and Europe, including Vice President & Chief Financial Officer of International, Vice President of Corporate Finance, Chief Financial Officer of Weekly Reader Publishing Group and Chief Financial Officer of Central & Eastern Europe. Prior to Reader’s Digest, Mr. McKeown was the country Finance Director for DHL Worldwide Express in Romania from 1994 to 1995 and held various positions at LASMO PLC from 1989 to 1994. Mr. McKeown started his career with PricewaterhouseCoopers and held various positions from 1981 to 1989. Mr. McKeown is a UK Chartered Accountant and holds a B.Sc. in Economics (Banking and International Finance) from Cardiff (UWIST) University, UK.
Class III Director — Term Expiring in the Year 2018
George C. Nicholson, age 57, has been the Senior Vice President, Chief Accounting Officer and Acting Chief Financial Officer, and a director of the Company since January 2016. Mr. Nicholson has served as the Senior Vice President and Chief Accounting Officer of HRG, the Company’s majority stockholder, since November 2015 and was appointed to the additional position of Acting Chief Financial Officer of HRG in December 2015. Prior to joining HRG, Mr. Nicholson was employed by HGI Asset Management Holdings, LLC, a subsidiary of HRG, since May 2013. Prior to that, Mr. Nicholson served as Vice President and Controller of Fidelity & Guaranty Life Insurance Company, a subsidiary of HRG, from August 2007 through May 2013. Mr. Nicholson served as Chief Accounting Officer of Capital Bank Corporation from September 2005 to August 2007 and previously held executive positions at Nationwide Mutual Insurance Company and London Pacific Life & Annuity Company. Mr. Nicholson spent 10 years with Ernst & Young ending as a Senior Manager specializing in the energy and financial services industry. Mr. Nicholson is a Certified Public Accountant and holds a Master of Business Administration degree from the University of Kentucky and a Bachelor of Business Administration degree from Eastern Kentucky University.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Code of Ethics and Business Conduct
The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Guidelines address, among other things, Board composition, director qualifications standards, selection of the Chairman of the Board and the Chief Executive Officer, director responsibilities and the Board committees.
The Board has adopted a Code of Ethics and Business Conduct to provide guidance to all of the Company’s directors, officers and employees, including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions.
Director Selection Process
We do not have a nominating committee. The Board has determined that it is appropriate not to have a nominating committee because of our relatively limited number of directors and the limited percentage of our common stock held by unaffiliated persons. The entire Board performs the function of the nominating committee. Stockholders and members of the Board may, however, submit nominees for election to the Board to the entire Board for its consideration.
We do not have a formal policy concerning stockholder recommendations to the Board. The Board has determined that it is appropriate to not have such a policy given the infrequency of such recommendations, our limited unaffiliated stockholder group and the fact that the Board consists only of three directors. We did not receive any recommendations from stockholders requesting that the Board consider a candidate for inclusion as a nominee in this Information Statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Board would consider any candidate proposed in good faith by a stockholder. To do so, a stockholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to our Board at the address listed below. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long).
In evaluating director nominees, the Board considers the appropriate skills and personal characteristics needed in light of the makeup of the current Board, including considerations of character, background, professional experience, differences in viewpoint, education, skill, race, gender, national origin and other individual qualities and attributes. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Board does, however, believe it is appropriate for a member or members of the Company’s management to participate as members of the Board.
The Board identifies nominees by first evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board would be polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.
Board Leadership Structure and Risk Management
Omar M. Asali serves as Chairman of the Board and as our Chief Executive Officer and our President. The Board believes that combining the role of Chairman of the Board and Chief Executive Officer furthers development and execution of the Company’s strategy, facilitates information flow between management and the Board and promotes efficiency given the limited size of the Company and its operations. Due to Mr. Asali’s position with HRG, he is not an independent director. None of our current directors are independent directors. We believe the governance structure we have is customary for public companies that are holding companies with no business operations and we regard Mr. Asali’s leadership role on the Board as positive for the Company in that it fosters stability and encourages consensus-building between Board initiatives and stockholder support.
The Board is primarily responsible for overseeing the Company’s risk management process. The Board periodically meets with the Company’s senior management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. While the Board oversees the Company’s risk management, the Company’s management is responsible for the implementation of the Company’s risk management guidelines and policies and the Company’s day-to-day risk management process.

Communications with the Board
Stockholders and other interested parties may communicate with the Board or any individual director, by writing to:
NZCH Corporation
Attention: Board of Directors
450 Park Avenue, 29th Floor
New York, New York 10022
(212) 906-8555
If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by the Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed; or

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.

A summary of all relevant communications that are received after the last meeting of the full Board and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.
All communications will be handled in a confidential manner, to the degree the law allows and the Company deems practical. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

INFORMATION ABOUT COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
General
NZCH’s Board does not presently maintain any committees because the Board consists only of three directors. Our Bylaws permit the Board to appoint an Executive Committee, an Audit Committee and a Compensation Committee.
NZCH’s Board currently performs the functions of the audit committee and has determined that Mr. Nicholson qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. Due to Mr. Nicholson’s position with HRG, he is not an independent director.
Meetings of the Board
During Fiscal 2015, the Board acted by written consent five times. The Majority Stockholder of the Company took action by written consent in lieu of holding an annual meeting of stockholders in Fiscal 2016.

EXECUTIVE OFFICERS
The following sets forth certain information with respect to the executive officers of the Company, as of the date of this Information Statement. All officers of the Company serve at the pleasure of the Company’s Board and until their successors are elected and qualified.

Name	Age	Position
Omar M. Asali	46	Chairman of the Board, Chief Executive Officer and President
George C. Nicholson	57	Senior Vice President, Chief Accounting Officer, Acting Chief Financial Officer and Director
John McKeown	53	Senior Vice President, Treasurer and Director
For biographies of our Executive Officers, see “Information about the Directors,” above.
Family Relationships
There are no family relationships or other arrangements or understandings between or among any of the directors, executive officers or other persons under which that person was selected to serve as a director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, and based solely upon a review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during our most recent fiscal year, all other such filings required to be made by such persons were timely made in accordance with the requirements of the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS
Our Board does not presently maintain a compensation committee because we do not pay any compensation to our senior executives or directors. Our “named executive officers” for Fiscal 2015 were (i) Chairman of the Board, Chief Executive Officer and President, Omar M. Asali; (ii) our former Executive Vice President and Chief Financial Officer, Thomas A. Williams; (iii) our Senior Vice President and Treasurer, John McKeown; and (iv) our former Senior Vice President and Chief Accounting Officer, Michael J. Sena. Our named executive officers did not receive any salary or bonus from NZCH and devoted a significant portion of their business time to HRG, where they held similar offices during HRG’s Fiscal 2015. These officers, however, devoted such time to NZCH’s affairs as was required to perform their duties to NZCH. NZCH does not provide its employees with any post-termination benefits and does not have any employment agreements. Because no compensation was paid and no awards were granted under the NZCH 1999 Long-Term Incentive Plan (the “1999 Incentive Plan”) to our named executive officers during Fiscal 2015, the Board did not give consideration to any objectives of our compensation program nor give consideration regarding what our compensation program is designed to reward.
Summary Compensation Table
The following table sets forth the compensation received by our named executive officers during the fiscal years ended December 31, 2015, 2014 (“Fiscal 2014”), and 2013:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Omar M. Asali, Chairman of the Board, President and Chief Executive Officer	2015	—	(1)	—	—	—	—	—	—	—
	2014	—	(1)	—	—	—	—	—	—	—
	2013	—	(1)	—	—	—	—	—	—	—
Thomas A. Williams, Former Executive Vice President and Chief Financial Officer	2015	—	(2)	—	—	—	—	—	—	—
	2014	—	(2)	—	—	—	—	—	—	—
	2013	—	(2)	—	—	—	—	—	—	—
John McKeown, Senior Vice President and Treasurer	2015	—	(3)	—	—	—	—	—	—	—
	2014	—	(3)	—	—	—	—	—	—	—
	2013	—	(3)	—	—	—	—	—	—	—
Michael J. Sena, Former Vice President and Chief Accounting Officer	2015	—	(4)	—	—	—	—	—	—	—
	2014	—	(4)	—	—	—	—	—	—	—
	2013	—	(4)	—	—	—	—	—	—	—

(1)
Mr. Asali has served as the Company’s Chairman of the Board, President and Chief Executive Officer since March 2015. In 2015 and 2014, Mr. Asali was an affiliate of HRG and did not receive any compensation for his services to NZCH.

(2)
In 2015, 2014 and 2013, Mr. Williams served as the Executive Vice President and Chief Financial Officer of NZCH. In 2015, 2014 and 2013, NZCH recognized $2,994, $5,083 and $2,900, respectively as contributed capital from HRG for Mr. Williams’ annual salary under its shared services agreement with HRG.

(3)
Since December 2014, Mr. McKeown served as the Senior Vice President and Treasurer of NZCH. In 2015, 2014 and 2013, NZCH recognized $3,505, $3,565 and $1,778, respectively as contributed capital from HRG for Mr. McKeown’s annual salary under its shared services agreement with HRG.

(4)
From 2013 through May 2015, Mr. Sena served as the Vice President and Chief Accounting Officer of NZCH. In 2015, 2014 and 2013, NZCH recognized $1,501, $5,789 and $6,200, respectively as contributed capital from HRG for Mr. Sena’s annual salary under its shared services agreement with HRG.

1999 Long-Term Incentive Plan
The 1999 Incentive Plan was approved by the Board and Zapata Corporation (predecessor to HRG) as NZCH’s sole stockholder in April 1999, and amended in January 2006. Pursuant to the plan, awards may be made to existing and future officers, other employees, consultants and directors of the Company from time to time. The 1999 Incentive Plan is intended to promote the long-term financial interests and growth of the Company by providing employees, officers, directors and consultants of the Company with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, the Company and to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.
The Board, or to the extent ever formed, the compensation committee (both of which are referred to below as the “committee”), may make awards under the 1999 Incentive Plan from among those eligible persons who hold positions of responsibility and whose performance, in the judgment of the committee, has a significant effect on the Company’s success. Under the 1999 Incentive Plan, 3,000,000 shares of Common Stock are available for awards. The 1999 Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards, cash awards, or other rights or interests. Stock options may be incentive stock options that comply with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Future allocation of awards under the 1999 Incentive Plan is not currently determinable as the allocation is dependent upon future decisions to be made by the committee in its sole discretion, and the applicable provisions of the 1999 Incentive Plan.
The exercise price of any stock option may, at the discretion of the committee, be paid in cash or by surrendering shares or another award under the 1999 Incentive Plan, valued at fair market value on the date of exercise or any combination of cash or stock. Stock appreciation rights are rights to receive, without payment to the Company, cash or shares of our Common Stock with a value determined by reference to the difference between the exercise or strike price of the stock appreciation rights and the fair market value or other specified valuation of the shares at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.
Stock awards may consist of shares of our Common Stock or be denominated in units of shares of our Common Stock. A stock award may provide for voting rights and dividend equivalent rights.
The committee may specify conditions for awards, including vesting, service and performance conditions. Vesting conditions may include, without limitation, provision for acceleration in the case of a change-in-control of the Company, vesting conditions and performance conditions, including, without limitation, performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates.
An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.
An award may provide for a tax gross-up payment to a participant if a change in control of the Company results in the participant owing an excise tax or other tax above the rate ordinarily applicable, due to the parachute tax provisions of Section 280G of the Code or otherwise. The gross-up payment would be in an amount so that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.
Grant of Plan-Based Awards
None of our named executive officers were granted any NZCH plan-based awards in Fiscal 2015.
Outstanding Equity Awards at Fiscal Year-End
Our named executive officers did not hold any outstanding equity awards at December 31, 2015.
Option Exercises and Stock Vested
None of our named executive officers exercised any stock options in Fiscal 2015.
Pension Benefits
NZCH does not maintain any pension benefits, and therefore none of our named executive officers received any pension benefits from the Company in Fiscal 2015.
Nonqualified Deferred Compensation
NZCH does not maintain any nonqualified deferred contribution or nonqualified deferred compensation plans.
Elements of Post-Termination Compensation and Benefits; Employment Agreements with Named Executive Officers; Payments upon Termination and Change in Control
We do not provide our employees with any post-termination benefits and do not have any employment agreements. However, we have indemnification agreements with each of our named executive officers, pursuant to which we agreed to indemnify them to the fullest extent of the law.
We are not currently obligated to make any payments or provide any benefits to any named executive officer upon the termination of such named executive officer’s employment, a change of control of the Company, or a change in the named executive officer’s responsibilities.
Director Compensation
Each director who is not an employee of NZCH or the Principal Stockholder may be compensated for serving as a director at a set dollar amount to be determined by the Board. In addition, each new non-employee director may, upon joining the Board, be granted options under the 1999 Incentive Plan to purchase shares of NZCH common stock at the fair market value for the shares at the time of grant. The Board will determine the number and terms of the options to be granted to the new director. All of our directors are employees of NZCH and the Principal Stockholder and, therefore, did not receive any compensation in their capacity as directors of NZCH for Fiscal 2015.

Determination of Compensation
As stated above, we do not have a compensation committee because we do not currently pay our directors or executive officers. The Board will determine any compensation decisions that may arise in the future. Should we decide to pay our executive officers in the future, base salaries for our executives will be established on a case-by-case basis by the Board, based on the executive’s level of responsibility, prior experience, breadth of knowledge and salary requirements. The Board may also grant stock options upon hiring or based upon subjective considerations as to an executive’s contribution or potential contribution to the Company. The Board may delegate the authority to recommend the amount or form of executive or director compensation to individual directors or executive officers, but the authority to approve the compensation will rest with the Board. During our last completed fiscal year, the Board did not retain compensation consultants to determine or recommend the amount or form of executive or director compensation, but it may do so in the future if it deems it appropriate.
Compensation Committee Interlocks and Insider Participation
As stated above, we do not have a compensation committee and the Board will determine any compensation decisions that may arise in the future. In Fiscal 2015, the Board did not deliberate on executive officer compensation because we did not pay our executive officers. Omar M. Asali, our President, Chief Executive Officer and Chairman of the Board was a member of the board of directors of HRG in Fiscal 2015. During Fiscal 2015, the board of directors of HRG was responsible for determining the compensation of the executive officers of HRG.
During Fiscal 2015, Mr. Asali served as a director and executive officer of HRG, Messrs. Williams, Nicholson and Sena served as executive officers of HRG and Mr. McKeown served as an officer of HRG. Mr. Asali is also a director of Spectrum Brands, an HRG subsidiary, and Messrs. Asali and Williams are each a director of FGL, an HRG subsidiary. In general, certain of our directors and executive officers who are currently or were formerly employed by HRG may serve as directors or executive officers of other entities affiliated with HRG from time to time.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Board has reviewed and discussed the Compensation Discussion and Analysis contained in this Information Statement with management. Based on that review and discussion, the Board believes that the Compensation Discussion and Analysis should be included in this Information Statement.
THE BOARD OF DIRECTORS
Omar M. Asali, Chairman
George C. Nicholson
John McKeown

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates the number of shares of our Common Stock beneficially owned as of December 1, 2016 by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of common stock;

•	each director (including the director nominee);

•	the named executive officers; and

•	all directors (including the director nominee) and executive officers as a group.
Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity.
The following calculations are based upon the shares of our Common Stock issued and outstanding on December 1, 2016 plus the number of such shares of our Common Stock outstanding pursuant to SEC Rule 13d-3(d)(1). Shares of the our Common Stock subject to options exercisable within 60 days of December 1, 2016 are deemed outstanding for purposes of computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders as of December 1, 2016
HRG Group, Inc. (1)	49,500,623	99.0%
Our Directors and Fiscal 2015 Named Executive Officers, each as of December 1, 2016
Omar M. Asali (2)	—	—%
John McKeown (2)	—	—%
George C. Nicholson (2)	—	—%
Michael J. Sena*	—	—%
Thomas A.Williams*	—	—%
All current directors and executive officers as a group (3 persons)	—	—%

*	As disclosed in greater detail herein, Mr. Sena’s and Mr. Williams’ employment with the Company was terminated during Fiscal 2015 and 2016, respectively.
(1)
HRG’s address is 450 Park Avenue, 29th Floor, New York, NY 10022. As a result of this ownership, HRG may be deemed to control NZCH. Beneficial Ownership information regarding HRG’s outstanding common stock can be found in HRG’s Definitive Proxy Statement, filed with the SEC on July 27, 2016.

(2)	The address of Messrs. Asali, McKeown and Nicholson is c/o HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022.

RELATED PARTY TRANSACTIONS
Our Board has adopted a Statement of Policy with Respect to Related Party Transactions (the “Related Party Transactions Policy”). A “Related Party Transaction” is defined in the Related Party Transactions Policy as any financial transaction or any series of similar transactions in which we are a participant and in which a related person (i.e., a director, officer, beneficial owner of more than 5% of any class of our capital stock or a family member or controlling or controlled entity of the foregoing persons) has a direct or indirect interest, other than: (i) our payment of compensation to a related person for the related person’s service in the capacity that give rise to the person’s status as a “related person”; (ii) transactions available to all of our employees or all of our stockholders on the same terms; and (iii) transactions which, when aggregated with the amount of all other transactions between us and the related person, involve in a fiscal year the lesser of (a) $100,000 or (b) 1% of the average of our total assets at year-end for the last two completed fiscal years. Pursuant to the Related Party Transaction Policy, the Related Party Transaction proposed to be entered into must be reported to our Board for review. In reviewing and determining whether to approve a proposed Related Party Transaction presented to our Board, the disinterested members of our Board will analyze such factors as they deem appropriate. We may only enter into a Related Party Transaction upon approval by our Board. Our Board may delegate its authority to review and approve Related Party Transactions to the Audit Committee, if any, a special committee or other committee of the Board.
The Company’s only Related Party Transactions are its service relationship with HRG and a registration rights agreement. Since its inception, NZCH has utilized the services of HRG’s management and staff under a shared services agreement that allocated these costs on a percentage of time basis. HRG has waived its rights under the shared services agreement to be reimbursed for these expenses through December 31, 2015. For Fiscal 2015 and 2014, approximately$34,469 and $39,265, respectively, was recorded as contributed capital for these services.

DIRECTOR INDEPENDENCE
Due to each of our directors’ positions with HRG, none of our current directors are independent directors.

REPORT OF THE BOARD OF DIRECTORS ON AUDIT MATTERS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
Our Board currently performs the functions of the audit committee, and there is no audit committee charter. The Board has determined that Mr. Nicholson qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. Due to Mr. Nicholson’s position with HRG, he is not an independent director. Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards in the United States of America. The Board’s responsibility is to monitor and oversee these processes. In this context, the Board has reviewed and discussed with management and KPMG the audited financial statements for Fiscal 2015. The Board has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). In addition, KPMG has provided the Board with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Board concerning independence and the Board has discussed with KPMG their firm’s independence. The Board has concluded that KPMG’s provision of audit and non-audit services to the Company is compatible with KPMG’s independence. In reliance on the reviews and discussions referred to above, the Board recommended that the audited financial statements for Fiscal 2015 be included in our Annual Report on Form 10-K filed with the SEC for that year. The Board also recommended that KPMG be appointed as our independent registered public accounting firm for Fiscal 2016.
THE BOARD OF DIRECTORS
Omar M. Asali, Chairman
George C. Nicholson
John McKeown

AUDITORS’ FEES
The Board engaged the independent registered public accounting firm of KPMG to audit the Company’s financial statements for Fiscal 2015 and 2014. Audit fees include amounts for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, including services related thereto such as tax services, attest services and consents. Our Board is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firms, including KPMG, the Company’s current registered independent public accounting firm. In 2015 and 2014, the Company did not engage KPMG to provide any non-audit services. The Board expects that any pre-approval would generally be provided for up to one year and any pre-approval will be detailed as to the particular service or category of services and will generally be subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Board regarding the extent of services provided by the registered independent public accountants in accordance with this pre-approval and the fees for the services performed to date. The Board may also pre-approve particular services on a case-by-case basis. The following table sets forth the professional fees we paid to our independent registered public accounting firm for professional services rendered for Fiscal 2015 and 2014:

	Fiscal
	2015	2014
Audit Fees	$55,000	$50,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$55,000	$50,000

OTHER MATTERS
As of the date of this Information Statement, the Board knows of no other matters required to be included in this Information Statement.

By Order of the Board of Directors,
/s/ Omar M. Asali
Omar M. Asali

Chief Executive Officer, President and
Chairman of the Board of Directors

New York, New York

December 15, 2016